Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the STORE Capital Corporation 2012 Long-Term Incentive Plan and STORE Capital Corporation 2015 Omnibus Equity Incentive Plan of STORE Capital Corporation of our report dated May 9, 2014 (except Note 1 and all share and per-share amounts, as to which the date is November 3, 2014), with respect to the consolidated financial statements and schedules of STORE Capital Corporation included in its registration statement (Form S-11 No. 333-198486) and related prospectus , as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
December 24, 2014